                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT TO 1934


                                 January 7, 2005
                        ---------------------------------
                        (Date of earliest event reported)



                              TB WOOD'S CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           DELAWARE                1-14182                  25-1771145
   ------------------------      ------------           -------------------
   (State of incorporation)      (Commission               (IRS Employer
                                 File Number)           Identification No.)

   440 NORTH FIFTH AVENUE, CHAMBERSBURG, PA                         17201
   ----------------------------------------                       ----------
   (Address of principal executive office)                        (Zip Code)


                                  717-264-7161
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                    No Change
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 7, 2005, the Company entered into a Loan and Security Agreement (the "Loan Agreement") by and among the Company, TB Wood's Incorporated ("TBWI"), TB Wood's Enterprises, Inc. ("TBWE"), Plant Engineering Consultants, LLC ("PEC" and, together with TBWI and TBWE, the "Borrowers"), T.B. Wood's Canada Ltd. (together with the Company, the "Guarantors" and, collectively, with the Borrowers, "TB Wood's"), Manufacturers and Traders Trust Company ("M&T Bank"), as collateral agent and funding agent, PNC Bank, National Association ("PNC Bank") and the lenders from time to time party thereto. The Loan Agreement provides for (1) a revolving credit facility in an aggregate amount equal to $18.3 million, subject to borrowing base availability of eligible accounts receivable and inventory, (2) a term loan A facility of an aggregate of $10 million, and (3) a term loan B facility of an aggregate of $3 million. Borrowings under the Loan Agreement mature on January 6, 2007.

The Borrowers have the option to select floating or periodic fixed rate loans under the terms of the Loan Agreement. Depending upon certain financial ratios and the type of the loan, borrowings under the Loan Agreement bear interest at rates ranging from 1.00% to 4.25% above the applicable reference interest rates. In addition, an annual commitment fee of 0.50% of the unused portion of the revolving credit facility as well as certain letter of credit and related fronting fees and other administrative fees are required to be paid pursuant to the terms of the Loan Agreement.

Borrowings under the Loan Agreement are guaranteed by the Guarantors and are secured by a first-lien security interest in all of the Borrower's assets and substantially all the assets of the Guarantors, including in the case of the Company all of the outstanding shares of capital stock of TBWI. Loans outstanding under the Loan Agreement are subject to mandatory prepayment in certain circumstances, including, but not limited to, mandatory prepayments based upon specified excess cash flow calculations and receipt of certain proceeds of asset sales, equity sales and indebtedness. Both term loans are subject to amortization over the 2 year term of the Loan Agreement.

The Loan Agreement imposes certain financial covenants on the Borrowers. The Borrowers are required, among other things, to maintain at all times a specified maximum debt to EBITDA (as defined in the Loan Agreement) ratio, a minimum net worth, a minimum four-quarter rolling EBITDA and a minimum four-quarter rolling fixed charge coverage ratio.

The Loan Agreement contains customary affirmative and negative covenants, including without limitation, restrictions on the following: distributions, mergers, sale of assets, investments and acquisitions, encumbrances, indebtedness, affiliate transactions, capital expenditures and ERISA matters. In addition, the Loan Agreement restricts the Company's ability to pay a dividend. In order to pay a dividend, which dividend may not exceed $465,000 in any quarter, no event of default may have occurred and be continuing, there must be at least $2 million in undrawn availability under the Loan Agreement and the Company must have achieved a consolidated EBITDA of at least $2.5 million in each of the two fiscal quarters immediately preceding the date on which the dividend is to be paid.

The Loan Agreement contains customary events of default, including without limitation, failure to make payment when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default of other indebtedness that would permit acceleration of such indebtedness, changes in control of the Company or its CEO, and the failure of any of the loan documents to remain in full force.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TB WOOD'S CORPORATION


                                    By /s/ Joseph C. Horvath
                                    ------------------------
                                    Vice President-Finance
                                    (Principal Financial and Accounting Officer)





Date: January 13, 2005